EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of our report dated March 28, 2012, relating to the consolidated financial statements of Cardiff International, Inc. dba Legacy Card Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs LLP

Encino, California

October 3, 2012